SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                       Date of Report - April 29, 2003
                       (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Item 12.  Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated April 29, 2003 announcing the Company's earnings for the first quarter ended March 31, 2003.



Item 7.   Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   April 29, 2003 announcing the Company's earnings for the first quarter ended March 31, 2003.






                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 30, 2003                       Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           3
               April 29, 2003 announcing the Company's earnings for the first quarter ended March 31, 2003.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228.6673 (sales)
Fax   856.228-0653 (finance/legal)
www.metrologic.com

              Metrologic Announces Record Financial Results for
                 First Quarter; $2.2 million one-time gain from
                     repayment of debt adds to net income;
                      Total debt reduced to $15.3 million

Blackwood, New Jersey - April 29, 2003 -- Metrologic Instruments, Inc. (NASDAQ:
MTLG), a leading manufacturer of sophisticated imaging systems using laser, holographic, camera and vision-based technologies, high-speed automated data capture solutions and bar code scanners, today announced its financial results for the first quarter ended March 31, 2003 and updated financial guidance for 2003.

Sales increased 17.3% to $32.3 million for the first quarter of 2003 compared with $27.5 million for the same period last year. Net income was $1.9 million, or $0.33 per diluted earnings per share excluding the one-time gain of $2.2 million resulting from a discount earned on the early repayment of certain subordinated debt and the write-off of certain costs associated with the Company's new credit agreements. This compares with net income of $0.02 million, or $0.00 per diluted earnings per share, for the same period last year.

The 2003 first quarter sales and net income represent the largest amount of sales and net income for any quarter in the 35-year history of the Company.

In connection with a previously reported early repayment agreement of subordinated debt relating to the acquisition of Adaptive Optics Associates, Inc. ("AOA"), the Company earned a $2.2 million discount when this debt was repaid in full in the first quarter. For tax purposes, the $2.2 million will be treated as a reduction of the purchase price of AOA, and as such will not be subject to federal or state income taxes. In connection with this early repayment and the previously reported refinancing of the Company's bank debt in the first quarter, the Company incurred related costs of approximately $0.3 million, net of income taxes, that were charged to first quarter earnings. Accordingly, the total net income for the first quarter of 2003 was $3.8 million or $0.67 per diluted earnings per share.

At March 31, 2003, the Company's total debt was $15.3 million, reduced from approximately $50 million in January 2001. The $15.3 million of total debt includes $1.0 million in debt resulting from a non-recourse accounts receivable factoring agreement, which is classified as a reduction of accounts receivable on the balance sheet.

Commenting on the first quarter results, Metrologic's CEO, C. Harry Knowles, stated, "Metrologic's current profitability and reduced bank debt represents the successful execution of a plan that we put into place in 2001. Our plan was and is to expand sales by increasing market share through the introduction of new products for new markets, reduce debt and interest costs, and reduce the Company's production and other operating costs through strong cost and cash controls."

Mr. Knowles added, "I am gratified with the 17.3% increase in sales in the first quarter, which resulted primarily from increased sales of the Company's point-of-sale and OEM scanners. Sales increased in most geographic territories, particularly in Europe and North America. Looking forward, I am optimistic about the sales opportunities that should result from shipments of Metrologic's new bi-optic supermarket scanner, Stratos(TM), which is currently being tested at several locations. Shipments of Stratos should begin during this second quarter and will represent further execution on our plan of expanding sales through the introduction of new products to markets new to Metrologic."

2003 Outlook
Metrologic increased its financial projections for 2003. The Company expects second quarter sales of approximately $30 million to $32 million and net income of $0.26 to $0.28 per diluted earnings per share, assuming that the Severe Acute Respiratory Syndrome ("SARS") related production delays remain at the present minor level, and that the value of the euro compared to the U.S. dollar maintains a range no worse than $1.02 to $1.07 U.S. dollars to the euro.

For the full year 2003, Metrologic expects sales of $127 million to $132 million and net income of $1.10 to $1.15 per diluted earnings per share, excluding the one-time gain of $2.2 million and the write-off of certain costs associated with the Company's new credit agreements in the first quarter as noted above.

About Metrologic
Metrologic designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic, camera and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the company also provides laser beam delivery and control systems to semi-conductor and fiber optic manufacturers, as well as a variety of highly sophisticated optical systems. Metrologic products are sold in more than 100 countries worldwide through Metrologic's sales, service and distribution offices located in North and South America, Europe and Asia.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which would cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: The timing, introduction and market acceptance of Metrologic's new products including, but not limited to the Stratos; foreign currency fluctuations with the US dollar; the potential impact on production and sales resulting from the outbreak of Severe Acute Respiratory Syndrome ("SARS") in Asian and other markets, pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the scanner industry, specifically vision-based technologies; availability of patent protection for Metrologic's camera, vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism and international hostilities. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

For more information contact:             Analysts should contact
Dale Fischer, Vice President              Thomas E. Mills IV
(856)228-8100                             President and Chief Operating Officer
Email: Investor@metrologic.com            Phone: (856) 228-8100

                          Metrologic Instruments, Inc.
                Condensed Consolidated Statements of Operations
             (amounts in thousands except earnings per share data)

                                                       Three Months Ended
                                                            March 31,
                                                      2003            2002
                                                      ----            ----
                                                          (Unaudited)
     Sales                                        $  32,288      $   27,529
     Cost of sales                                   19,105          17,556
                                                   --------        --------
     Gross profit                                    13,183           9,973
     Selling, general and administrative expenses     7,797           7,280
     Research and development expenses                1,761           1,713
     Debt restructuring costs                           463               -
     Severance costs                                     27             276
                                                   --------        --------
     Operating income                                 3,135             704
     Net interest expense                              (459)           (673)
     Other income (expense)                             (92)              5
     Gain on extinguishment of debt                   2,200               -
                                                   --------        --------
     Income before income tax expense                 4,784              36
     Income tax expense                                 982              14
                                                   --------        --------
     Net income                                   $   3,802      $       22
                                                   ========        ========

     Earnings per share:
        Basic                                     $    0.69      $     0.00
        Diluted                                        0.67            0.00
     Weighted average number of common
      shares outstanding
        Basic                                         5,473           5,463
        Diluted                                       5,688           5,463


                          Metrologic Instruments, Inc.
                     Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                                      March 31,    December 31,
                                                        2003           2002
                                                        ----           ----
                                                    (Unaudited)
     Cash and cash equivalents                    $        923     $    1,202
     Restricted cash                                         -          1,000
     Accounts receivable, net                           18,765         20,412
     Inventories, net                                   14,630         14,039
     Other current assets                                2,320          2,526
     Property, plant and equipment, net                 12,413         12,600
     Goodwill and other intangibles, net                22,023         21,525
     Other assets                                          743            948
                                                        ------         ------
     Total assets                                 $     71,817     $   74,252
                                                        ======         ======

     Accounts payable and accrued expenses        $     19,904     $   18,108
     Debt                                               14,353         21,486
     Other liabilities                                   3,749          5,187
     Total shareholders' equity                         33,811         29,471
                                                        ------         ------
     Total liabilities and shareholders' equity   $     71,817     $   74,252
                                                        ======         ======